Share Sale Agreement

Dated as of the  19 th day of April, 2010

By and between:
HOMI Europe S.A.R.L., whose address for the purposes of this Agreement shall be c/o HOMI Israel Ltd., Gav-Yam Centre, Building #3,  3rd Floor, 9 Shenkar Street, Herzliya Pituach 46725, Israel; Fax: +972-9-9728626, e-mail: jackronnel@my-homi.com, with a mandatory copy to Reif & Reif Law Offices, 6-2 Sitvanit Rd., Bet Shemesh 99552, Israel, Fax: +972-2-999-7993, e-mail: Mail@ReifLaw.com; (“Seller”);

And:
Clevo Corporation S.A., a company incorporated and existing under the laws of Panama, No. 13,113, whose address for the purposes of this Agreement shall be 2 Chemin des Piacets, CH1295, Tannay, Vaud, Switzerland; Fax: +27117868436, for the attention of Mr Geoffrey Wolf; e-mail: wolfenrol@icon.co.za (“Buyer”);

Whereas:
Seller is the registered holder of shares in HOMI - Hotel Outsource Management International (Deutschland) GmbH, which is a company incorporated and existing under the laws of Germany, VAT No. 143/146/80562 (the “German Company”), which amount to 100% of the German Company’s issued and outstanding share capital (the “German Shares”);

Whereas:
Seller is the registered holder of 20,000 shares in HOMI Italia S.R.L., which is a company incorporated and existing under the laws of Italy, Code Fiscale 03905610261, VAT No. TV - 307488 (the “Italian Company”), which amount to 100% of the Italian Company’s issued and outstanding share capital (the “Italian Shares”; together with the German Shares, the “Shares”);

Whereas:	The Italian Company has previously received loans from Seller (the “Shareholder Loans”);

Whereas:
Buyer wishes to purchase the Shares, and take an assignment of rights under the Shareholder Loans, from Seller and Seller wishes to sell the Shares and assign its rights under the Shareholder Loans, to Buyer, all in accordance with and subject to the terms and conditions set forth herein;

Therefore, the Parties have made condition and agreed as follows:

1.	Sale of Shares; Assignment of Shareholder Loans

1.1	Seller confirms that the Shares are free and clear of all liens, claims, encumbrances and rights of first refusal.

1.2
Seller hereby sells the Shares to Buyer and Buyer hereby purchases the Shares from Seller, with effect as of 30 April 2010, subject to payment of the Share Purchase Price (as defined below) and completion of the necessary legal formalities.

1.3
As soon as possible following the signing hereof, the Parties will cooperate in good faith in order to perform all actions, execute all documents and Notary Deeds and make all filings required in order to give effect to the sale of Shares and the actions set forth in Sections 3.4 and 3.7 below. Buyer is aware that completion of these actions may not be until after payment of the Purchase Price, but as of 30 April 2010 the Parties will proceed as if the shares have been sold and transferred to Buyer.

Share Sale Agreement
HOMI Europe S.A.R.L. – Clevo Corporation S.A.

1.4	With the sale of the Shares as set forth above, Buyer shall enter into Seller’s shoes in respect of the entirety of Buyer’s rights and obligations as shareholder of each Company.

1.5
Seller hereby assigns to Buyer and Buyer hereby takes an assignment from Seller of all of Seller’s rights in respect of the Shareholder Loans, with effect as of 30 April 2010, subject to payment of the Shareholder Loans Assignment Price (as defined below).

2.	Purchase Price

2.1	In consideration of the Shares, Buyer shall pay to Seller, no later than 30 April 2010, the sum of US$2 (two US Dollars) (the “Share Purchase Price”).

2.2
In consideration of the assignment of the Shareholder Loans, Buyer shall pay to Seller, no later than 30 April 2010, the sum of US$525,000 (five hundred and twenty five thousand US Dollars) (the “Shareholder Loans Assignment Price”).

2.3
The Share Purchase Price and the Shareholder Loans Assignment Price (collectively, the “Consideration”) shall be paid by means of bank transfer or cashier’s cheque. Seller hereby directs Buyer to effect payment as follows: (i) if by cashier’s cheque, then it should be made out to “HOMI Industries Ltd”; (ii) if by bank transfer, then it should be wired to the account of HOMI Israel Ltd., No. 640600/48 at Branch 809 of Bank Leumi (No. 10), Israel.

2.4
The sale of Shares and assignment of Shareholder Loans herein are on a “no cash, no debt” basis, with the effective date for this computation being 30 April 2010, and the Consideration has been calculated on this basis, such that, as of 30 April 2010, each Company should have zero cash and zero debt, other than the balance of the Shareholder Loans in the Italian Company. If, for whatever reason, this is not the case as of 30 April 2010, then the Parties shall cooperate fully in order to make whatever adjustments are necessary to achieve zero cash and zero debt, and in accordance with such adjustments either Seller shall refund part of the Consideration to Buyer in an amount equal to any excess of debt over cash, or Buyer shall make a top-up payment to Seller in an amount equal to any excess of cash over debt, all to be completed no later than the signing hereof. Any current tax owing by a Company as of the date hereof must be paid by Seller.

3.	Business of Italian Company and German Company (the “Companies”)

3.1
As of the date hereof, German Company’s only business is the supply of services to the ArabellaSheraton Bogenhausen hotel in Munich, Germany, namely, the outsource operation and maintenance of the Bartech™ minibars which are installed at said hotel, and which belong to German Company, pursuant to an agreement dated as of 10 March 2004, of which a copy has been provided to Buyer (“German Company’s Business”); and Italian Company’s only business is the supply of services to hotels, namely, the outsource operation and maintenance of Bartech™ minibars which are installed at the following hotels: (i) Sheraton Diana Majestic Hotel in Milan, pursuant to an MOU dated as of 9 June 2004 and extended as of 1 January 2010; (ii) Le Meridien St Julians Hotel, in Malta, pursuant to an agreement dated as of 15 February 2005; (iii) Radisson SAS Golden Sands Resort & Spa, in Malta, pursuant to an agreement dated as of 5 July 2005; and (iv) Radisson SAS Bay Point Resort, pursuant to an agreement dated as of 16 October 2004; copies of all of which agreements have been provided to Buyer (“Italian Company’s Business”; collectively with German Company’s Business: “Companies’ Business”).

3.2
Buyer is very familiar with Companies’ Business, inter alia as a result of its owning a significant quantity of shares in Hotel Outsource Management International, Inc. (“HOMI Inc.”), which was the indirect shareholder of each Company prior to the date hereof, and having previously acquired, from another subsidiary of HOMI Inc., a company with similar activities in South Africa, pursuant to an agreement made in 2009. Buyer confirms that it has received any and all information it has requested in relation to each Company and Companies’ Business and has performed the brief due diligence enquiries it wished to perform in its available time, and the purchase of Shares herein is on a strictly “as is” basis, without representations or indemnity by Seller.

Share Sale Agreement
HOMI Europe S.A.R.L. – Clevo Corporation S.A.

3.3
Without limitation to the generality of the foregoing, Buyer has assessed and is familiar with the legal position pertaining to: (i) the relations between German Company and the people who provide services to the German Company, including Mr Nils Papke and Ms Monika Patzelt, with whom the German Company does not have written agreements.; and (ii) the relations between Italian Company and the people who provide services to the Italian Company, including the Services Agreement dated as of 8 April 2008, between Italian Company and Falcom Ltd and including the minibar supervisor(s) employed by Italian Company

3.4
Seller grants its consent that Companies corporate names may continue to include the “HOMI” trade name, for a period of one year from the date hereof. After such period, Buyer undertakes, immediately upon written notice from Seller, to change Companies’ respective names to names that does not include the word “HOMI”, and will promptly deliver to Seller a copy of the name change certificates evidencing the registration of the new names with the appropriate authorities, and Buyer undertakes that it will ensure that, thereafter and for as long as it controls each Company, such Company’s name will not include the word “HOMI”.

3.5	As of the date hereof, Seller shall have no liability of any kind howsoever in relation to the Companies and/or the Companies’ Business, in respect of any period subsequent to the date hereof.

3.6	Buyer is aware that:

a.
prior to the date hereof, Companies performed Companies’ Business under license from HOMI Inc. or any company directly or indirectly controlled thereby (collectively, “HOMI”), relating to know-how used in performance of Companies’ Business (the “Know-How”) and goodwill in the “HOMI®” trademark (the “Goodwill” and the “Trademark”, respectively);

b.
as of the signing hereof, all prior agreements, whether verbal or written, between Companies and HOMI are cancelled and terminated, such that the licence under the Know-How, Trademark and Goodwill are also terminated and of no force or effect, and all of the Know-How, the Trademark and the Goodwill, are and will remain the property solely of HOMI and neither Company shall have any right to use any of them.

3.7
At the signing hereof, each of Companies’ Directors will tender a letter of resignation from the respective Company’s Board of Directors, effective immediately, and Buyer shall appoint new directors in their place.

3.8
In addition to the Consideration, Buyer shall, at the Effective Date, pay to Seller a sum equal to 50% of the cost price of all consumables inventory (excluding spare parts) held at that time by the Companies.

Share Sale Agreement
HOMI Europe S.A.R.L. – Clevo Corporation S.A.

4.	Miscellaneous

No Amendment to this Agreement, or any part thereof, shall be valid or binding upon the Parties unless drawn up in writing and signed by both Parties. The Preamble, and any Appendices, Exhibits or Schedules to this Agreement, constitute an integral part hereof. The headings used in this Agreement are for convenience of reference only and will not be used in the construction of this Agreement. Any use of the word “including” in this Agreement shall be construed as meaning “including, without limitation”, unless expressly stipulated to the contrary. All pronouns contained herein, and any variations thereof, shall be deemed equally to refer to the masculine, feminine or neutral, singular or plural, as the context may require. No principle of construction against the drafter shall apply in any way to this Agreement or any of the Exhibits, Appendices and/or Schedules attached hereto. No failure or delay on the part of any Party in exercising any right and/or remedy to which it may be entitled hereunder and/or by law shall operate as a waiver by that Party of any right whatsoever. No waiver of any right under this Agreement shall be deemed as a waiver of any further or future right hereunder, whether or not such right is the same kind of right as was waived in a previous instance. In case any provision of the Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and shall continue in full force and effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces any previous agreements between the Parties, if at all, whether written or verbal, pertaining to any of the subject-matter hereof. This Agreement shall be deemed to have been made and concluded in Israel and the construction, validity and performance of this Agreement shall be governed by the laws of Israel without giving effect to the conflicts of law principles thereunder. By their execution hereof, the parties irrevocably agree to submit all disputes arising hereunder to the jurisdiction of the competent courts of Tel-Aviv, Israel. Notices sent by one Party to the other under this Agreement will be sent by registered mail to the addresses specified in the Preamble, delivered by hand, transmitted by fax, or sent by e-mail or other electronic means of communication and will be deemed to have reached their destination within 3 days of being deposited with the Post Office for dispatch as registered mail (7 days in the case of air mail), upon actual delivery when delivered by hand, and upon receipt of the recipient’s confirmation of receipt when sent by fax, e-mail or other electronic means of communication. This Agreement may be executed in any number of counterparts, in original or by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

In witness whereof the Parties have executed this

agreement on the date first above written:
_______________________________ HOMI Europe S.A.R.L. By: Daniel Cohen, Director By: Yaacov Ronnel, Director	_________________________ Clevo Corporation S.A. By: Geoffrey Wolf, President